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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our report dated June 11, 2004, accompanying the consolidated financial statements of EnCompass Materials Group Limited and Subsidiary as of December 31, 2003 and 2002, and for the year ended December 31, 2003 and the period from April 15, 2002 (date of inception) to December 31, 2002, included in the Isonics Corporation Form 8-K/A-1 dated June 11, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of Isonics Corporation on Forms S-3, S-4, and S-8 (File Nos. 333-86860, 333-52514, 333-74339, 333-46542, 333-37696, 333-110032, 333-112952, 333-114521, and 333-115194).

/s/ GRANT THORNTON LLP

Portland, Oregon
August 23, 2004

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM